Exhibit 10.9

Summary of Changes to Executive Compensation Arrangements

Adoption of Performance Goals for Fiscal 2007 Cash and Performance Unit Awards

On March 26, 2007, the Compensation and Management Development Committee of the Board of Directors of Gap Inc. (the “Committee”) named those executive officers set forth in the tables below as participants eligible to earn cash and performance unit awards based on performance during the 2007 fiscal year, and established performance goals and target award percentages for each participant.

Cash Awards. The aggregate cash award payable to the named participants is based on two separate components: (1) the financial performance of Gap Inc. and/or a division of the Company pursuant to goals established under the Executive Management Incentive Compensation Award Plan (the “Executive MICAP”), and (2) a qualitative assessment of achievement of operating objectives for certain of the participants. The base target award percentage (as a percentage of base salary) for cash awards in the aggregate for each named participant is as set forth in the table below. Actual cash awards payable can range from 0 to 150% (up to two times the base target percentage set forth below for each participant) of a participant’s base salary depending upon (1) the extent to which the financial performance of a division and/or Gap Inc. meets, exceeds or is below target, and (2) the qualitative assessment of operating objectives. The table below also sets forth the percentage of the base target award percentage attributable to each of the two bonus components.

The financial component of the aggregate cash award payable was established under the Executive MICAP. The financial performance of a division or Gap Inc., as applicable and as set forth in the table below, will be based on the achievement of an objective Earnings performance goal for the division or Gap Inc. (as defined in the Executive MICAP) provided that no bonus will be paid under the financial component unless a threshold amount of Earnings of the division or Gap Inc., as the case may be, is achieved.

The operating objective component of the aggregate cash award payable is based on a qualitative assessment by the Chief Executive Officer of the level of achievement of certain operating objectives at year-end. The Committee approves all bonus payouts.

	Cash Awards
Executive Officer	Base Target Percentage	Executive MICAP Financial Component	Operating Objective Component
Donald G. Fisher	50%	100% (Gap Inc.)	0
Marka Hansen	75%	75% (Gap North America)	25%
Arthur Peck	75%	75% (Gap Inc.)	25%
Byron Pollitt	75%	75% (Gap Inc.)	25%
Dawn Robertson	75%	75% (Old Navy)	25%
Eva Sage-Gavin	75%	75% (Gap Inc.)	25%
Lauri Shanahan	75%	75% (Gap Inc.)	25%

By way of example, a participant with a base target award percentage of 75% is eligible for a bonus of 0 to 113% (two times 75% times 75%) of base salary under the Executive MICAP financial component and a bonus of 0 to 38% (two times 75% times 25%) of base salary under the operating objective component.

For fiscal 2007, the financial component for Ms. Hansen will be based on the better of: 1) the bonus that would be earned based on Banana Republic financial results and assuming her salary prior to assumption of the role of President, Gap North America, or 2) the bonus that would be earned based on Gap North America financial results and assuming her current salary (as defined in the Executive MICAP).

Performance Unit Awards. Awards payable in performance units, issued pursuant to the Company’s 2006 Long-Term Incentive Plan, to the named participants under Executive MICAP will be based 100% on the financial performance of Gap Inc. or his or her division of the Company. The base target award percentage (as a percentage of base salary) for performance unit awards for each named participant is as set forth in the table below. The financial performance of a division or Gap Inc., as applicable, will be based on the achievement of an objective Earnings performance goal for the division or Gap Inc. (as defined in the Executive MICAP) provided that no performance unit award will be paid unless a threshold amount of Earnings of the division or Gap Inc., as the case may be, is achieved.

Actual performance unit awards payable under the Executive MICAP can have a value that ranges from 0 to 100% (up to two times the base target percentage set forth in the table below for each participant) of a participant’s base salary depending upon the extent to which the financial performance of a division or Gap Inc. meets, exceeds or is below target. In determining the number of performance units awarded to each participant, the value of each performance unit will equal the closing price at which a share of the Company’s common stock traded on the date of award, rounded down to the nearest whole unit. Each performance unit award will be granted pursuant to a Stock Award Agreement and will be subject to vesting as determined by the Committee on the date of award.

	Performance Unit Awards
Executive Officer	Base Target Percentage	Gap Inc. or Division
Donald G. Fisher	0	N/A
Marka Hansen	50%	Gap North America
Arthur Peck	40%	Gap Inc.
Byron Pollitt	40%	Gap Inc.
Dawn Robertson	50%	Old Navy
Eva Sage-Gavin	40%	Gap Inc.
Lauri Shanahan	40%	Gap Inc.

For fiscal 2007, the actual performance unit award payable under the Executive MICAP for Ms. Hansen will be based on the better of: 1) the value that would be earned based on Banana Republic financial results and assuming her salary prior to assumption of the role of President, Gap North America, or 2) the value earned based on Gap North America financial results and assuming her current salary (as defined in the Executive MICAP).

Summary of Executive Officer Base Salary Changes

On March 12, 2007, the Committee made the following changes to the base salaries of the executive officers:

Arthur Peck’s annual base salary was changed from $515,000 to $625,000 effective March 18, 2007.

Byron Pollitt’s annual base salary was changed from $700,000 to $725,000 effective March 18, 2007.

Eva Sage-Gavin’s annual base salary was changed from $515,000 to $535,000 effective March 18, 2007.

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